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Green Dot Names Three New Independent Directors to its Board
Non-Independent Director Sam Altman Steps Down
to Make Room for Additional Independent Members

PASADENA, Calif. - April 11, 2016 - Green Dot Corporation (NYSE: GDOT) (the “Company”) today announced that it has appointed three new independent directors, J. Chris Brewster, Rajeev V. Date and William I. Jacobs to the Company’s Board of Directors, effective immediately.
Green Dot also announced today that current non-independent director Samuel Altman voluntarily agreed to step down from the Board, effective immediately and prior to the new director appointments, in order to facilitate the appointment of all three new independent directors without necessitating the expansion of the Board beyond two new seats. With these changes, the size of the Company’s Board will be increased from eight to ten directors, nine of whom are independent.
Steve Streit, Green Dot’s Founder, Chairman and Chief Executive Officer said, “On our Q4 earnings call in February, we announced that Green Dot would be expanding our board and reaching out to our top shareholders to help us recruit superstar board talent. I am extremely pleased to announce that our fulsome and open search process was incredibly successful, yielding a large field of highly qualified potential board candidates from which our Nominations and Governance Committee ultimately selected three world class members. Experienced financial technology investors likely already know Chris Brewster, Raj Date and Bill Jacobs. All three have extensive experience in the payments and financial services industries and all are known for being independent strategic voices on important boards. I am thrilled to welcome them all to Green Dot’s Board of Directors.”
“Sam is an amazingly talented individual who has been extremely helpful to Green Dot since we first met during the acquisition of Loopt, where he was co-founder and CEO. As a Green Dot Board member and President of Y Combinator, a leading Silicon Valley technology incubator, Sam helped introduce our products and services to new business opportunities at the many technology companies with which he has exposure and influence. We thank Sam for his support and exemplary service over the last three years, and are deeply appreciative that he has offered to step down from our board prior to the end of his term in order to make room for a third independent candidate,” said Streit.
Biographies of the new directors follow.
J. Chris Brewster
J. Chris Brewster, 67,most recently served as Chief Financial Officer of Cardtronics, Inc., a provider of automated consumer financial services through ATMs and other devices, from 2004 until February 2016. Prior to joining Cardtronics, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company. Earlier in his career, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC; Chief Financial Officer of Sanifill, Inc.; and Chief Financial Officer of National Convenience Stores, Inc. Mr. Brewster holds a B.S. degree in industrial management from the Massachusetts Institute of Technology and an M.B.A. degree from Harvard Business School.
Rajeev V. Date
Rajeev V. Date, 45, is the founder of Fenway Summer LLC, a venture investment firm focused on financial services, and has served as Managing Partner of the firm since 2013. Previously, Mr. Date served in a variety of capacities at the U.S. Consumer Financial Protection Bureau (“CFPB”) and the U.S. Department of the Treasury. Among other roles, Mr. Date served as the first-ever Deputy Director of the CFPB, and also acted as the CFPB’s interim leader for several months. Prior to his public service, Mr. Date was a Managing Director in the Financial Institutions Group at Deutsche Bank Securities. From 2001 to 2007, Mr. Date served in various capacities at Capital One Financial, a bank holding company, including most recently as Senior Vice President for Corporate Strategy and Development. Mr. Date began his career in the financial institutions practice of McKinsey & Company. Mr. Date currently serves on the boards of directors of Circle Internet Financial, Inc., College Ave Student Loans LLC; Ethos Lending LLC; FS Card Inc.; Kensington Vanguard National Land Services, LLC; and Prosper Marketplace, Inc. Mr. Date holds a B.S. in industrial engineering and operations research from the University of California at Berkeley, and a J.D. from the Harvard Law School.

William I. Jacobs
William I. Jacobs, 74, has served as the Chairman of the Board of Directors of Global Payments, Inc., a payment processing services company, since June 2014. He also served as Lead Independent Director of that company and as one of its business advisors since August 2002. Prior to joining Global Payments, Mr. Jacobs served as Managing Director and Chief Financial Officer of The New Power Company. From 1995 to 2000, Mr. Jacobs served in various senior roles at MasterCard International. Prior to MasterCard, Mr. Jacobs served as Executive Vice President, Chief Operating Officer of Financial Security Assurance, Inc., from 1984 to 1994. Mr. Jacobs previously served on the board of directors of Asset Acceptance Capital Corp., Investment Technology Group, Inc., and Alpharma, Inc. Mr. Jacobs currently serves on the board of directors of The BondFactor Company. He holds a B.S. degree in business administration from The American University and a J.D. from The Washington College of Law of The American University.
About Green Dot Corporation
Green Dot Corporation, along with its wholly owned subsidiary bank, Green Dot Bank, is a pro-consumer financial technology innovator with a mission to reinvent personal banking for the masses. Green Dot invented the prepaid debit card industry and is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot's products and services are available to consumers through a large-scale "branchless bank" distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.
Forward-Looking Statements
This press release contains forward-looking statements, including but not limited to the timeframe within which the Company expects to complete the migration of its accounts, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those contained in the forward-looking statements contained in this press release. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the unexpected delays in the migration of accounts due to technological challenges and other reasons, timing and impact of revenue growth activities, the Company's dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company's reliance on retail distributors for the promotion of its products and services, demand for the Company's new and existing products and services, continued and improving returns from the Company's investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company's ability to operate in a highly regulated environment, changes to existing laws or regulations affecting the Company's operating methods or economics, the Company's reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company's involvement litigation or investigations. These and other risks are discussed in greater detail in the Company's Securities and Exchange Commission (“SEC”) filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company's investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. All information provided in this press release is as of April 11, 2016, and the Company assumes no obligation to update this information as a result of future events or developments.
Important Additional Information
Green Dot has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting of Stockholders and will file with the SEC and mail to its stockholders a definitive proxy statement (the “Proxy Statement”) together with a WHITE proxy card. GREEN DOT STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT GREEN DOT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
Green Dot, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders. Information regarding the identity of these participants and their direct or indirect interests in Green Dot, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2016 Annual Meeting and will be set forth in the Proxy Statement.

Investors and stockholders will be able to obtain a copy of the preliminary proxy statement now or the Proxy Statement when it becomes available and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Green Dot stockholders will also be able to obtain, without charge, copies of documents filed by Green Dot with the SEC by directing a request by mail to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Investor Relations, or from the Company’s website, www.greendot.com or the Company's proxy solicitor for the 2016 Annual Meeting, Innisfree M&A Incorporated, toll-free at (877) 800-5186 (banks and brokers may call collect at (212) 750-5833).

Green Dot Corporation
Investor Relations, 626-765-2427
ir@greendot.com
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Media Relations
Brian Ruby, 203-682-8268
brian.ruby@icrinc.com
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John Christiansen/Meghan Gavigan, 415-618-8750
jchristiansen@sardverb.com / mgavigan@sardverb.com